SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                    Pursuant to Section 13 and 15(d) of the
                        Securities Exchange Act of 1934


Date  of  Report  (date of earliest event reported):  March 5, 2004 (January 30,
2004)


                                U.S. ENERGY CORP.
                                -----------------
             (Exact Name of Registrant as Specified in its Charter)

           Wyoming                 0-6814                         83-205516
----------------------------     -----------                 -------------------
(State or other jurisdiction     (Commission                  (I.R.S.  Employer
     of incorporation)            File No.)                  Identification No.)


Glen  L.  Larsen  Building
877  North  8th  West
Riverton,  WY                                                           82501
----------------------------------------                             -----------
(Address of Principal Executive Offices)                             (Zip  Code)


       Registrant's telephone number, including area code: (307) 856-9271


                                 Not Applicable
                                 --------------
              (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)

ITEM  2.  ACQUISITION  OF  ASSETS

     General. On January 30, 2004, RMG I, LLC ("RMG I"), a wholly-owned subsidiary of Rocky Mountain Gas, Inc. ("RMG"), purchased coalbed methane properties from Hi - Pro Production, LLC for $6,800,000. RMG is a majority-owned subsidiary of U.S. Energy Corp. ("USE"), and a subsidiary of Crested Corp.

     The purchased properties (all located in the Wyoming Powder River Basin) include 247 completed wells; 138 wells now are producing approximately 6.0 million cubic feet of gas per day (Mmcfd), or approximately 3.2 Mmcfd net to RMG I, and 40,120 undeveloped fee acres. As a result of the purchase, RMG succeeds Hi - Pro as the contract operator for 89% of the wells. RMG I owns an average 58% working interest in the producing wells and a 100% working interest in all of the undeveloped acreage.

     The transaction was structured as an asset purchase, with RMG I as the purchaser, in connection with the establishment of a mezzanine credit facility for up to $25,000,000 of secured loans to acquire and develop more coalbed methane properties. RMG will utilize RMG I for future acquisitions (none presently under contract or agreement in principle). See "Mezzanine Credit Facility." A substantial portion of the cash consideration paid to Hi - Pro was funded with the initial advance on the credit facility.

     RMG negotiated the purchase based on the $7,113,000 present value, discounted 10%, of gas reserves recoverable (and the estimated future net revenues to be derived) from, the proved reserves in the Hi - Pro properties, as stated in a reserve report as of November 1, 2003 prepared by Netherland Sewell and Associates, Inc. ("NSAI," Houston, Texas), independent petroleum engineers. The $6,800,000 purchase price reflects a deduction, negotiated by the parties, to account for the decrease in gas production from November 2003 (compared to the original estimate in NSAI's report) due to the impact on production of deferred maintenance on the properties, and the expected cost of such maintenance work after closing.

     Net production from the purchased properties is hedged (fixed price) at $4.11 to $4.53 (net of gathering, marketing and transmission fees) for 2.0 Mmcf/day in 2004 and $3.53 to $3.91 (net of gathering, marketing and transmission fees) for 1.0 Mmcf/day in 2005.

     Terms  of  the  Purchase.  The  purchase  price  of  $6,800,000  was  paid:

  X  $776,655.91  cash  by  RMG.
  X $588,344.09 net revenues from November 1, 2003 to December 31, 2003 retained by Hi - Pro.(1)
  X $500,000.00 by USE's 30 day promissory note (secured by 166,667 restricted shares of USE common stock, valued at $3.00 per share).
  X $600,000.00 by 200,000 restricted shares of USE common stock (valued at $3.00 per share).(2)
  X   $700,000.00  by  233,333 restricted shares of RMG common stock  (valued at
     $3.00  per  share).(3)
  X  $3,635,000.00 cash, loaned to RMG I under the credit facility agreement.(4)
      ------------
     $6,800,000.00

(1) RMG paid November 2003 through January 2004 operating costs at closing. Net revenues from the purchased properties for January 2004 will be credited to RMG I's obligations under the credit facility agreement.
(2) USE has agreed to file a resale registration statement with the SEC to cover public resale of these 200,000 shares.
(3) From November 1, 2004 to November 1, 2006, the RMG shares shall be convertible at Hi-Pro's sole election into restricted shares of common stock of USE. The number of USE shares to be issued to Hi-Pro shall equal
     (A) the number of RMG shares to be converted, multiplied by $3.00 per share, divided by (B) the average closing sale price of the shares of USE for the 10 trading days prior to notice of conversion. The conversion right is exercisable cumulatively, as to at least 16,666 RMG shares per conversion.
(4)  See  "Mezzanine  Credit  Facility."

     PROPERTIES  PURCHASED.

     -     RESERVE  DATA

     The following estimates of gas reserves recoverable from the purchased properties are based on NSAI's reserve report as of November 1, 2003, using the Colorado Interstate Gas prices paid or estimated to be paid to Wyoming Powder River Basin producers. NSAI has estimated the future net revenues therefrom, based on a $4.50 per Mcf price in 2003, $4.29 per Mcf in 2004, and $4.25 per Mcf in 2005.

     PDP  is proved developed producing; PDNP is proved developed non-producing;


                                   RESERVES             NET  PRESENT
                                    (Mmcf)            VALUE  (THOUS.)

                              Gross       Net        (discounted 10%)
                             -------    -------     -----------------
TOTAL PROVED
PDP                          5,521.7    2,767.0          $ 5,182
PDNP                           839.1      503.9          $   894
PUD                          1,092.1      763.5          $ 1,037
                             -------    -------     -----------------

Total                        7,452.8    4,034.5          $ 7,113

     The present value, discounted 10% value ("PV10 value") was prepared on a pre-income tax basis, and is not intended to represent the current market value of the estimated gas reserves purchased from Hi - Pro. Note that the PV10 discount factor has been calculated net of ad valorem and production taxes, but before income taxes. The PV10 discount factor is not the same as the standardized measure of present value calculations which are determined on an after-income tax basis.

     There are numerous uncertainties inherent in estimating gas reserves and their estimated values. Reservoir engineering is a subjective process of estimating underground accumulations of gas that cannot be measured exactly. Estimates of economically recoverable gas, and the future net cash flows which may be realized from the reserves, necessarily depend on a number of variable factors and assumptions, such as historical production from the area compared with production from other areas, the assumed effects of regulations by government agencies, assumptions about future gas prices and operating costs, severance and excise taxes, development costs, and work-over and remedial costs. The outcomes in fact may vary considerably from the assumptions.

     Estimates of the economically recoverable quantities of gas attributable to any particular property, the classification of reserves as to proved developed and proved undeveloped based on risk of recovery, and estimates of the future net cash flows expected from the properties, as prepared by different engineers or by the same engineers but at different times, may vary substantially, and the estimates may be revised up or down as assumptions change.

     It is likely that actual production volumes, revenues from production, and the amount of money spent on the properties, will vary from the estimates. These variances could be material.

     The PV10 discount factor, which is required by the SEC for use in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor, based on interest rates in effect in the financial markets, and risks associated with the gas business.

     The business of exploring for, developing, or acquiring reserves is capital intensive. To the extent operating cash flow is reduced and external capital becomes unavailable or limited, RMG's ability to make the necessary capital investment to maintain or expand the gas reserves asset base would be impaired. There is no assurance future exploration, development, and acquisition activities will result in additional proved reserves. Even if revenues increase because of higher gas prices, increased exploration and development costs could neutralize cash flows from the increased revenues.

     -     FUTURE  PLANS

     RMG plans to immediately drill 5 proven undeveloped locations (to the Wyodak coal formation), and begin a remedial workover program on a number of existing wells, and upgrade the gas gathering and pipeline facilities included in the purchase. This program, designed to enhance production from current levels, is estimated to cost approximately $640,000. A loan to fund these costs under the mezzanine credit facility has been approved by the lenders.

     Current production on the North and South Properties all is from the Wyodak coal formation (200 to 600 feet from surface). The existing infrastructure on the properties (gathering lines, compressors, and water disposal) should significantly reduce drilling and completion costs for new wells to the deeper Moyer and Dannar coals (900 to 1,100 feet). Subject to raising capital, up to 120 wells could be drilled and completed on the properties in 2004 and 2005 to the deeper coals, all on locations now producing from the Wyodak coal. This development activity is contingent upon obtaining future financing. It is not expected that funding for this activity would be available through the mezzanine credit facility.

MEZZANINE  CREDIT  FACILITY.

     RMG I has signed a credit agreement with Petrobridge Investment Management, LLC (Houston , Texas) as lead arranger, and institutional lenders, for up to $25,000,000 of loans to RMG I. The loan commitment is through June 30, 2006. All loans will have a three year term from funding date with annual interest at 11%, and may be repaid without penalty at any time.

     Funding to acquire and/or improve any project is subject to the lenders' approval of the transaction and RMG I's development plan for the properties.

     The first loan ($3,700,000 on January 29, 2004) under the credit facility has been applied to the Hi - Pro asset purchase and transaction costs.

     Terms  for  all  loans  under  the  credit  facility include the following:

  X Principal is not amortized, but interest must be paid monthly. All revenues from the properties owned by RMG I (including all current and new wells) is paid to a lock box account controlled by the lenders, from which is paid by the lenders the lease operating costs and RMG I general administrative expense (both as approved by the lenders). No revenues will be available for RMG operations until all loans are paid off. Revenues to RMG as contract operator of the properties is not paid to the lock box account.

  X The loans are secured by all of RMG I's properties (to date, only the Hi - Pro properties) and by RMG's equity interest in RMG I.

  X The lenders, in the aggregate, receive an overriding royalty interest of 3% of production from the wells producing when an acquisition is closed, and 2% of production from new wells on an 8/8ths' basis. For the Hi - Pro properties, the 3% rate applies to all wells (producing and to be drilled) to the Wyodak formation, and 2% to all wells to deeper formations. The average working interest on the Hi - Pro properties is 58%. Override payments to the lenders are not applied to the loan balances. The percentage of overrides on future properties may vary.

  X Negative covenants: RMG I will not permit the ratio of (a) total debt to EBITDA to exceed 2.00 to 1.00; (b) EBITDA to interest expense and rents (lease expense) to be less than 3.00 to 1.00; (c) current assets to current liabilities to be less than 1.00 to 1.00; or (d) PV 10 (proved developed producing reserves) to total debt to be less than 1.00 to 1.00. All these ratios are to be determined quarterly. In addition, RMG I shall not permit net sales volume of gas from its properties to be less than 270 Mmcf, 230 Mmcf, 230 Mmcf and 210 Mmcf for each quarter in 2004, or less than 180 Mmcf per quarter in 2005 and the first two quarters of 2006.

     The main events of default, if any, likely would be failure of net cash flow to pay monthly interest, or failure to comply with the negative covenants. However, note that the preceding only summarize some of the credit line terms, and is qualified in its entirety by the full text of the agreement, filed with this report as an exhibit.

     At closing of the Hi - Pro acquisition, USE issued to the participating lenders three year warrants to purchase a total of 318,465 shares of common stock of USE (subject to vesting) at $3.30 cash per share. At closing of the Hi
- Pro Acquisition, warrants on 63,693 shares vested. The remaining warrants will vest at the rate of the right to buy one USE share for each $78.50 which RMG I subsequently borrows under the credit facility. Regardless of when vested, all warrants will expire on the earlier of January 30, 2007, or the 180th day after USE notifies the warrant holders that USE' stock price has achieved or exceeded $6.60 per share for a consecutive 15 business day period. USE has agreed to file a registration statement with the SEC to cover public resale of the warrant shares.

     ITEM  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (a)  and  (b)

     On or before April 15, 2004, USE will file, on Form 8-K/A, audited statements of working interest revenues and expenses for the producing wells bought by RMG I from Hi - Pro, for the three years ended December 31, 2003. None of this financial information had been prepared by Hi - Pro as of the closing date of January 30, 2004. The information is in the gathering and sorting stage as of the date of this report, but no prior period information presently can be filed.

     (c)     Exhibits.

          (2) Purchase and Sale Agreement (for the Hi - Pro assets), with three amendments.

          (10) Credit Agreement, without schedules, exhibits or annexes; the nature of these items is described in the table of contents. Upon request, a copy of any such item will be provided to the Commission supplementally.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

     U.S.  ENERGY  CORP.



Dated:  March  5,  2004        By:  Keith G. Larsen
                                    ---------------------------
                                    President